Exhibit 10.8

CREDIT AGREEMENT

dated as of May 6, 2010

between

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as Lender

and

NEVADA PROPERTY 1 LLC,

as Borrower

EXHIBIT

Exhibit A – Form of Note

2

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of May 6, 2010, between DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH (“Lender”) and NEVADA PROPERTY 1 LLC, a Delaware limited liability company (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to borrow from Lender, and Lender is willing to loan to Borrower, up to One Billion Six Hundred Thirty Eight Million Dollars ($1,638,000,000) for the purposes and upon the terms set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

“Adjusted LIBOR Rate” means a rate of interest per annum determined by adding the applicable LIBOR Rate to the applicable LIBOR Margin.

“Advance” means each disbursement of any portion of a Loan by Lender to Borrower pursuant to the terms of this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Applicable Interest Rate” has the meaning set forth in Section 2.4(c).

“Borrower” means Nevada Property 1 LLC, a Delaware limited liability company, and its successors.

“Business Day” means any day of the year (other than a Saturday or Sunday) on which banks are not required or authorized by Law or Regulation to close in New York City and, if the applicable Business Day relates to any LIBOR Loan Tranche, on which dealings are carried on in the London interbank market.

“Closing Date” means the date hereof.

“Commitment” means with respect to Lender, an aggregate principal amount equal to the Maximum Loan Amount.

“Debt” shall mean the outstanding principal amount of the Loan, together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan, including any sums due or any obligation of any kind owing under the Loan Documents (including any then due but unpaid (at the time of determination) reimbursement or indemnity obligation).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a rate per annum equal at all times to the lesser of (i) the maximum non-usurious rate permitted by Law or Regulation and (ii) three percent (3.0%) in excess of the Applicable Interest Rate.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.1.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“GAAP” means generally accepted accounting principles in the United States from time to time.

“Gaming Authorities” has the meaning set forth in Section 7.14.

“Gaming Laws” has the meaning set forth in Section 7.14.

“Governmental Authority” means any Federal, state or local government or any other political subdivision thereof or agency exercising executive, legislative, judicial, regulatory or administrative functions having jurisdiction over Borrower.

“Indemnitee” has the meaning set forth in Section 7.3(b).

“Increased Costs” has the meaning set forth in Section 2.4(d)(iii).

“Interest Payment Date” means the first Business Day of each calendar quarter. Interest shall accrue through and be payable on each Interest Payment Date, in arrears (regardless of whether a LIBOR Loan Tranche has matured on such date), until the Debt is repaid in full. The first Interest Payment Date shall be determined in accordance with Section 2.7.

“Interest Period” shall mean, with respect to each LIBOR Loan Tranche, the period commencing on the borrowing date with respect to such LIBOR Loan Tranche or the date following the expiration of any existing Interest Period with respect thereto, and ending on the date selected in accordance with Section 2.4(a).

“Laws and Regulations” or “Law or Regulation” shall mean all domestic or foreign laws, statutes, treaties, codes, permits, decrees, ordinances, orders (judicial, executive or administrative), rules, regulations (temporary, interim and final), directives, determinations, judgments or requirements of any Governmental Authority.

“LIBOR Rate” shall mean, with respect to any Interest Period pertaining to a LIBOR Loan Tranche, an interest rate per annum equal to the rate per annum obtained by dividing (i) the average of the respective rates per annum (rounded upward to the next whole multiple of 1/100th of 1%) posted by each of the principal London offices of banks posting rates as displayed on Reuters Screen LIBOR01 or such other page as may replace such page on such service for the purpose of displaying the London interbank offered rate of major banks for deposits in U.S. dollars, at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for deposits in an amount substantially equal to the LIBOR Loan Tranche to be outstanding during such Interest Period and for a period equal to such Interest Period by (ii) a percentage equal to 100% minus the LIBOR Reserve Percentage for such Interest Period.

“LIBOR” shall mean the London Interbank Offered Rate.

“LIBOR Loan Tranche(s)” shall mean any portion or portions of the Loan bearing interest at the Adjusted LIBOR Rate.

“LIBOR Margin” shall mean shall mean, (a) prior to the Opening Date, 0 basis points (0%) per annum, (b) with respect to each LIBOR Loan Tranche outstanding on the Opening Date, until the end of the Interest Period with respect to such LIBOR Loan Tranche, 0 basis points (0%) per annum and (c) following the Opening Date, 85 basis points (0.85%) per annum, provided, with respect to each LIBOR Loan Tranches outstanding on the Opening Date, such rate shall not be applicable until after the Interest Period that is in effect on the Opening Date with respect thereto expires.

“LIBOR Reserve Percentage” for any Interest Period for all LIBOR Loan Tranches means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loan Tranches is determined) having a term equal to such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

“Loan” shall mean each Advance and all Advances in the aggregate made pursuant to this Agreement and the other Loan Documents and evidenced by the Note.

“Loan Status Report” means a report in a form, as mutually agreed to by Lender and Borrower, which sets forth, among other things, each Advance and the accrual of interest with respect to each Advance.

“Loan Documents” means this Agreement and the Note.

“Loss” shall mean any and all losses, liabilities, damages, punitive damages, demands, claims, actions, judgments, causes of action, assessments, penalties, costs and expenses (including sums paid in settlement of claims), liens, interest, fines or penalties, including the fees and disbursements of accountants, consultants, experts and reasonable legal fees and disbursements, and all other costs and expenses of any kind and/or nature.

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, properties or assets of Borrower taken as a whole or (ii) the ability of Borrower to perform its obligations hereunder in all material respects, including to pay interest and principal.

“Maturity Date” has the meaning set forth in Section 2.13.

“Margin Stock” shall have the meaning provided such term in Regulation U and Regulation G of the Federal Reserve Board.

“Maximum Loan Amount” means an aggregate principal amount not to exceed One Billion Six Hundred Thirty Eight Million Dollars ($1,638,000,000).

“Member” has the meaning set forth therefore in the Operating Agreement.

“Note” means the promissory note of Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of Borrower to repay the Maximum Loan Amount or so much thereof as may have been advanced.

“Notice of Borrowing” has the meaning set forth in Section 2.2(a).

“Opening Day” means the first day that the Project is open to the public for business.

“Operating Agreement” means that certain Limited Liability Company Agreement of Borrower, dated as of April 2, 2010, as the same may be amended, restated, supplemented or otherwise modified with the consent of Lender.

“Other Taxes” has the meaning set forth in Section 2.4(e).

“Outstanding Balance” means the aggregate outstanding and unpaid principal balance of the Loan.

“Permitted Purpose” means payment of (i) the costs of constructing and completing the Project, (ii) Project operating deficits and (iii) interest on the Loan to the extent cash flow is insufficient to pay the same after paying the costs of operating the Project.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Project” means the development of the Property for a multi-use, multi-tower resort and casino development project consisting of, among other things, hotel operations, condominium components, condo-hotel units, gaming operations, multiple food and beverage outlets, nightclub, spa/fitness center and other ancillary uses.

“Property” means at any time, the ownership interests in real property and other assets owned either by Borrower or its Subsidiaries, including, without limitation, the premises known as “The Cosmopolitan of Las Vegas” located at 3700 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

“RBC Change” has the meaning given to such term in Section 2.4(d).

“Regulatory Change” means any change after the date of this Agreement in any Law or Regulation or the adoption or the making, after such date, of any Law or Regulation or of any interpretations, directives or requests of any Law or Regulation applying to a class of banks or Persons Controlling banks, including any Lender or any Person Controlling a Lender, by any Governmental Authority.

“Risk-Based Capital Guidelines” shall have the meaning given to such term in Section 2.4(d).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests representing either (i) ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) a majority of the economic interest therein, are at the time directly or indirectly owned by Borrower.

“Taxes” means all real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents, and other charges under Governmental Authority now or hereafter levied or assessed or imposed against Borrower or the Property or which may become Liens.

“Transfer” means directly or indirectly sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Voteco” means Nevada Voteco LLC.

ARTICLE II

THE CREDIT

SECTION 2.1 Commitment to Lend. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make Loans to Borrower in an amount up to the amount of its Commitment. Lender shall be under no obligation to fund any amount in excess of its Commitment. Borrower hereby agrees to accept the Loan, subject to and upon the terms and conditions set forth herein.

SECTION 2.2 Notice of Borrowing and Funding of Loans.

(a) Borrower shall give Lender notice (a “Notice of Borrowing”) not later than 2:00 p.m. (New York City time) three (3) Business Days before each Advance specifying:

(i) the date of such Advance, which shall be a Business Day,

(ii) the amount of such Advance, and

(iii) the intended use of the proceeds of such Advance, which shall be only for a Permitted Purpose,

accompanied by a Loan Status Report reflecting such Advance and all changes with respect to the Loan occurring since the prior Loan Status Report. Prior to drawing on this Loan, Borrower shall first borrow all available funds under that certain Credit Agreement, dated as of the date hereof, by and between Borrower and Lender, in a principal amount of up to $2,222,000,000 (the “Other Credit Facility”).

(b) Not later than 2:00 p.m. (New York City time) on the date of each Advance, provided the conditions in Section 3.2 are complied with, Lender shall make such Advance available to Borrower, in Federal or other immediately available funds.

SECTION 2.3 Note. The Loan shall be evidenced by the Note.

SECTION 2.4 Interest; Increased Costs.

(a) The Interest Period for each Advance hereunder, and subsequent Interest Periods upon the expiration of an Interest Period, hereunder shall be determined by Borrower and Lender on or before the date of each Advance or expiring Interest Period, as applicable and all borrowings hereunder with the same Interest Period shall constitute a single LIBOR Loan Tranche. In the absence of any agreement to the contrary, each Interest Period shall be ninety (90) days, provided, (1) if any Interest Period pertaining to a LIBOR Loan Tranche would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day, (2) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date and (3) any Interest Period pertaining to a LIBOR Loan Tranche that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable subsequent calendar month. Borrower or Lender may agree to an Interest Period shorter or longer than ninety (90) days at their discretion.

(b) Interest on the Loan and the Note shall accrue at the Applicable Interest Rate and shall be calculated on the basis of a year of 360 days for the actual number of days elapsed in the applicable Interest Period; provided that the first day of the Interest Period shall be included and, if the interest is timely paid, the last day of said Interest Period shall be excluded.

(c) The rate or rates at which the outstanding principal amount of the Loan bears interest from time to time shall be referred to as the “Applicable Interest Rate”, including, where applicable, the Default Rate. Subject to the terms and conditions of this Section 2.4(c), Borrower, shall pay accrued interest on the outstanding principal amount of the Loan at the Applicable Interest Rate on each Interest Payment Date, regardless of when the applicable Interest Period for a LIBOR Loan Tranche expires. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error. The Applicable Interest Rate with respect to each LIBOR Loan Tranche shall be a rate per annum equal at all times to the Adjusted LIBOR Rate applicable to such LIBOR Loan Tranche.

(d) If as a result of any Regulatory Change or RBC Change:

(i) the basis of taxation of payments to Lender of the principal of or interest on the Loan is changed; or

(ii) any reserve, special deposit or similar requirements (other than such requirements as are taken into account in determining the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of any Lender is imposed, modified or deemed applicable to any Lender; or

(iii) any other condition affecting the Loan is imposed on Lender and Lender reasonably determines that, by reason thereof, the cost to Lender of making or maintaining the Loan is increased or its rate of return is reduced, or any amount receivable by Lender hereunder in respect of any portion of the Loan is reduced, in each case by an amount deemed by Lender to be material (such increases in cost, reductions in amounts receivable and other matters and conditions referred to in clauses (i), (ii) and (iii) being herein referred to as “Increased Costs”), then Borrower agrees that it will pay to Lender upon Lender’s request such additional amount or amounts as will compensate Lender for such Increased Costs. Lender will notify Borrower of any event occurring after the date hereof which will entitle Lender to compensation pursuant to this Section 2.4(d) after it obtains knowledge thereof and Lender determined to request such compensation hereunder. As used in this Section 2.4(d), the term “Lender” shall mean “Lender or any Person Controlling Lender”. “RBC Change” shall mean (1) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (2) adoption of or change in any Law or Regulation after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender or any lending office or any Person Controlling Lender. “Risk-Based Capital Guidelines” shall mean (x) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

(e) In addition, Borrower agrees to pay any present or future stamp or documentary taxes, state or local taxes, excise or property taxes, charges or similar levies which arise from any payment made hereunder, or from the execution, delivery, recording or registration of, or otherwise with respect to, this Agreement or the Loan (collectively, “Other Taxes”). Other Taxes shall not include any taxes imposed on the overall net income of Lender by the jurisdiction under the Laws or Regulations of which Lender is organized or any franchise taxes imposed on Lender in lieu thereof.

(f) Borrower shall indemnify Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.4) paid by Lender and any Loss arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within ten (10) days after the date Lender makes written demand therefore.

SECTION 2.5 Default Rate. If an Event of Default shall have occurred and be continuing (including, without limitation, the failure of Borrower to make a payment of interest on an Interest Payment Date or failure of the Borrower to repay the Loan in full on the Maturity Date), Borrower shall pay interest at the Default Rate on the Debt. Payment or acceptance of the Default Rate is not a permitted alternative to timely payment or full performance by Borrower, shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or any other Loan Document and shall not otherwise prejudice or limit any rights or remedies of Lender.

SECTION 2.6 Late Payment Premium. Borrower shall pay to Lender a late payment premium in the amount of three percent (3%) of any portion of the Debt which is due and payable (other than the payment of principal payable on the Maturity Date), and which remains unpaid more than five (5) calendar days after the due date thereof, which late payment premium shall in all cases be due with any such late payment. The acceptance of a late payment premium shall not constitute a waiver of any

Default or Event of Default then existing or thereafter arising. Further, Lender’s failure to collect a late payment premium at any time shall not constitute a waiver of Lender’s right to thereafter, at any time and from time to time (including upon acceleration of the Note or upon payment in full of the Debt), to collect such previously uncollected late payment premiums or to collect subsequently accruing late payment premiums.

SECTION 2.7 Quarterly Debt Service Payments. Prior to the Opening Date, interest shall accrue and be added to the amount of the Debt. On each and every Interest Payment Date occurring from and after the Opening Date, until the Debt has been paid in full, Borrower shall, subject to Section 2.4, pay interest in arrears at the Applicable Interest Rate on the outstanding principal balance of the Loan as computed in accordance with Section 2.4.

SECTION 2.8 Application of Payments. Payments made by Borrower in respect of the principal and interest of the Loan shall be applied first to the payment of interest at the Applicable Interest Rate, second to other sums due and outstanding under the Loan Documents and third, the remainder of such payment, to the reduction of the outstanding principal balance of the Debt, provided that following the occurrence and during the continuance of an Event of Default, Lender may apply any payments received to the Debt in such order, manner and amount as Lender in its sole discretion shall determine and Lender may exercise any rights and remedies available under this Agreement, the other Loan Documents, at law and in equity.

SECTION 2.9 No Setoffs. The Debt shall be payable without setoff, counterclaim or any other deduction whatsoever.

SECTION 2.10 Loan Account. Lender shall maintain a loan account on its books in the name of Borrower in which will be recorded the Loan and all payments and prepayments of principal of and interest on the Loan (provided that any error in such loan account shall not in any manner affect the obligations of Borrower to repay the Debt in accordance with the terms of the Loan Documents, and Lender and Borrower acknowledge that Lender’s ability to maintain such loan account shall be dependent on, among other things, Borrower’s accurate reporting of payments made in accordance herewith and Lender’s objection to any inaccuracies therein).

SECTION 2.11 Prepayment and Reborrowing.

(a) Subject to the terms and conditions set forth in this Section 2.11, Borrower may prepay the Loan in whole or in part at any time during the term of the Loan. Any amounts prepaid pursuant to this Section 2.11(a) may be reborrowed prior to Maturity Date, subject to the other terms and conditions of this Agreement. Prior to prepaying any amounts under the Other Credit Facility, Borrower shall repay the Debt in full.

(b) If all or any part of the principal amount of the Loan is prepaid after acceleration of the Loan following the occurrence of an Event of Default, Borrower shall be obligated to pay all accrued and unpaid interest on the principal balance of the Note to the date of repayment (including interest owed at the Default Rate), all other sums then due under the Loan Documents and all Losses of Lender incurred in connection with such Event of Default, including reasonable attorneys’ fees and disbursements.

(c) Borrower agrees to indemnify and defend Lender and to hold Lender harmless from and against any loss or expense which Lender sustains or incurs as a consequence of any LIBOR contract breakage costs that Lender incurs as a result of a prepayment (whether voluntary or mandatory) of a LIBOR Loan Tranche on a day that is not the end of an Interest Period with respect thereto.

SECTION 2.12 Advances to Pay Interest. Borrower hereby irrevocably authorizes Lender to disburse proceeds of the Loan to pay interest accrued on the Note as it comes due.

SECTION 2.13 Maturity. The term of the Commitment shall commence on the date hereof and terminate and expire on the earlier to occur of (a) December 15, 2015 and (b) the occurrence of an Event of Default (the “Maturity Date”). On the Maturity Date, Borrower shall be obligated to repay the Debt in full.

SECTION 2.14 General Provisions as to Payments. Borrower shall make each payment of principal of, and interest on, the loans hereunder, not later than 2:00 p.m. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to Lender at its address referred to in Section 7.1. Whenever any payment of principal of, or interest on, the loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

ARTICLE III

CONDITIONS

SECTION 3.1 Closing. On the Closing Date:

(a) Borrower shall have executed and delivered to Lender the Note;

(b) Borrower shall have executed and delivered to Lender a duly executed original of this Agreement;

(c) Lender shall have received all documents Lender may reasonably request relating to the existence of Borrower, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to Lender; and

(d) Borrower shall have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents and the performance thereof by Borrower.

SECTION 3.2 Borrowings. The obligation of Lender to make an Advance is subject to the satisfaction of the following conditions:

(a) receipt by Lender of a Notice of Borrowing as required by Section 2.2;

(b) immediately after such borrowing, the Outstanding Balance will not exceed the amount of the Commitment;

(c) immediately before and after such borrowing, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such loan;

(d) the representations and warranties of Borrower contained in this Agreement (other than representations and warranties which speak as of a specific date) shall be true and correct in all material respects on and as of the date of such borrowing both before and after giving effect to the making of such loan;

(e) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the loan or the consummation of the transactions contemplated hereby; and

(f) no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of Lender has had or is likely to have a Material Adverse Effect.

Each Advance hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the facts specified in clauses (b) through (e) of this Section (except that with respect to clause (e), such representation and warranty shall be deemed to be limited to laws, regulations, orders, judgments, decrees and litigation applicable to Borrower which Borrower has knowledge of).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties as of the date hereof. Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the loans.

SECTION 4.1 Existence and Power. Borrower is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

SECTION 4.2 Power and Authority. Borrower has the power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents and has taken all necessary action to authorize the execution and delivery on behalf of Borrower and the performance by Borrower of the Loan Documents. Borrower has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

SECTION 4.3 No Violation. Neither the execution, delivery or performance by or on behalf of Borrower of the Loan Documents, nor compliance by Borrower with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to Borrower or (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, or other agreement or other instrument to which Borrower (or of any partnership of which Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject or (iii) will cause a default by Borrower under any organizational document of any Subsidiary, or cause a default under Borrower’s managing member’s organizational documents.

SECTION 4.4 Use of Proceeds; Margin Regulations. All proceeds of the loans will be used by Borrower only in accordance with the provisions hereof. No part of the proceeds of any loan will be used by Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

SECTION 4.5 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect and those which will be made or obtained in the ordinary course of business.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

SECTION 5.1 Affirmative Covenants. From the Closing Date until payment and performance in full of all Debt of Borrower under the Loan Documents, in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that:

(a) Financial Reporting. Borrower shall deliver to Lender:

(i) as soon as available and in any event within five (5) days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than fifty (50) days after the end of each of the first, second and third fiscal quarters of Borrower), the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments);

(ii) as soon as available and in any event within five (5) days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than ninety-five (95) days after the end of each fiscal year of Borrower), the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of Borrower, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the report thereon of independent certified public accountants of recognized national standing acceptable to Lender, whose certificate shall be unqualified;

(iii) as soon as available and in any event within five (5) days after the same is filed with the Securities and Exchange Commission, notice of the filing of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor);

(iv) within five (5) days of the end of each calendar month, monthly financial statements; and

(v) from time to time such additional information regarding the financial position or business of Borrower as Lender may reasonably request.

(b) Maintenance of Property; Insurance.

(i) Borrower will keep the Property in good repair, working order and condition, subject to ordinary wear and tear.

(ii) Borrower, at its sole cost and expense shall maintain such insurance with respect to the Property and its other assets as required by Lender from time to time, in its sole discretion.

(c) Compliance with Laws. Borrower will comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities except where the compliance therewith is contested in good faith by appropriate proceedings.

(d) Inspection of Property, Books and Records. Borrower will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit representatives of Lender at Lender’s expense to visit and inspect the Property, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and employees, all at such reasonable times, upon reasonable notice, and as often as may reasonably be required.

(e) Existence.

(i) Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence.

(ii) Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its patents, trademarks, servicemarks, trade names, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

SECTION 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all Debt of Borrower under the Loan Documents, in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not, without the prior written consent of Lender to, directly or indirectly, do any of the following with respect to Borrower or any of its subsidiaries:

(a) amend or modify any of its organizational documents;

(b) dissolve, wind-up, terminate, liquidate, merge with or consolidate into another Person;

(c) change its principal place of business or executive office;

(d) create any new Subsidiaries or enter into any joint venture with any Person;

(e) Transfer any material interest in the Property (including, without limitation, any component or condominium interest therein), Borrower or any subsidiary of Borrower to any Person, including, without limitation, any public offering of shares in Borrower;

(f) enter into any borrowing arrangement with a third-party;

(g) create, assume or suffer to exist any material Lien or encumbrance of any kind with respect to the Property or any Subsidiary;

(h) enter into any line of business unrelated to the operation of the Project at the Property;

(i) enter into any investments with maturity dates of greater than ninety (90) days;

(j) make or hold any investments in any other Person, other than wholly-owned subsidiaries of Borrower;

(k) enter into any contract, lease or other agreement, commitment, arrangement or transaction that involves annual payments in excess of Five Million Dollars ($5,000,000) or has a term of greater than five (5) years;

(l) enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, but subject to the provisions of Section 5.2(m);

(m) make payments or loans to Voteco or any member of Voteco, other than indemnification and reimbursement payment contemplated by the Operating Agreement or other agreements to which Borrower or its affiliates are a party, or enter into any agreement with Voteco or a member of Voteco;

(n) commingle its assets with the assets of any of its Affiliates (other than wholly-owned Subsidiaries);

(o) guaranty any obligations of any Person that is not a wholly-owned subsidiary of Borrower;

(p) establish or change bank accounts or establish or change policies for investing corporate funds; or

(q) change its fiscal year.

ARTICLE VI

DEFAULTS

SECTION 6.1 Events of Default. If one or more of the following events (“Event of Default”) shall have occurred and be continuing:

(a) Borrower shall fail to repay the Loan in full on the Maturity Date or Borrower shall fail to pay when due any interest payment or Borrower shall fail to pay when due any other amounts payable hereunder;

(b) Borrower shall fail to observe or perform any covenant contained in Sections 5.1(b)(ii) or 5.2;

(c) Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for thirty (30) days after written notice thereof has been given to Borrower by Lender;

(d) Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(e) an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower under the federal bankruptcy laws as now or hereafter in effect;

(f) Borrower shall default in its obligations under any Loan Document other than this Agreement beyond any applicable notice and grace or cure periods; or

(g) Borrower shall be in default under any other material indebtedness of Borrower, beyond applicable notice and cure periods.

SECTION 6.2 Rights and Remedies. Upon the occurrence of any Event of Default described in Sections 6.1(d) or 6.1(e), the unpaid principal amount of, and any and all accrued interest on, the loans and any and all accrued fees and other Debt hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by Borrower; and upon the occurrence and during the continuance of any other Event of Default, Lender may exercise any of its rights and remedies hereunder and by written notice to Borrower, declare the unpaid principal amount of and any and all accrued and unpaid interest on the loans and any and all accrued fees and other Debt hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind other than as provided in the Loan Documents (including, without limitation, valuation and appraisement, diligence, presentment, and notice of intent to demand or accelerate), all of which are hereby expressly waived by Borrower. Upon the occurrence of a Default or an Event of Default and during the continuance thereof, Lender shall have no obligation to advance any loan proceeds to Borrower.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telex, facsimile transmission or similar writing) and shall be given to such party in the case of Borrower or Lender, at its address or telecopy number set forth on the signature pages hereof. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section (if confirmation is sent by other means within three (3) Business Days), (ii) if given by certified mail, return receipt requested, 72 hours after such communication is deposited in the mails with certified postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section.

SECTION 7.2 No Waivers. No failure or delay by Lender in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.3 Expenses; Indemnification.

(a) Borrower shall pay, if an Event of Default occurs, all out-of-pocket expenses incurred by Lender including, without limitation, reasonable fees and disbursements of counsel for Lender, in connection with the enforcement of the Loan Documents.

(b) Borrower agrees to indemnify Lender and its affiliates and their respective directors, officers, agents and employees (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlements and settlement costs, which may be reasonably incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance by Borrower of any Loan Document (including, without limitation, Borrower’s actual or proposed use of proceeds of the loans, whether or not in compliance with the provisions hereof), (ii) any violation by Borrower or any of its Affiliates of any applicable environmental law, (iii) any claim arising out of the management, use, control, ownership or operation of property or assets by Borrower or any of its Affiliates, (iv) the breach of any representation or warranty set forth herein, and (v) the exercise by Lender of its rights and remedies hereunder (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the Indemnitee’s violation of any Loan Document or the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Debt.

SECTION 7.4 Amendments and Waivers. Any provision of this Agreement, or any Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.

SECTION 7.5 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b) Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of Lender.

SECTION 7.6 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTION 5-1401.

(b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower at its address set forth herein. Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

SECTION 7.7 Marshaling; Recapture. Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Debt. To the extent Lender receives any payment by or on behalf of Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of Borrower to Lender as of the date such initial payment, reduction or satisfaction occurred.

SECTION 7.8 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 7.9 WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.10 Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the loans hereunder.

SECTION 7.11 Limitation of Liability. No claim may be made by Borrower or any other Person against Lender or its affiliates, directors, officers, employees, attorneys or agent for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 7.12 Maximum Interest Rate. It is the intention of the parties hereto to conform strictly to the usury and other laws relating to interest from time to time in force, and this Agreement is hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to Lender, or collected by Lender or for the use, forbearance or detention of the money to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or any other Loan Document exceeds the maximum amount permissible under applicable usury or other laws of similar import (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof or any other Loan Document at the time performance of such provision shall be due, shall involve transcending the Maximum Amount, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder, in respect of laws pertaining to usury or laws of similar import, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness of Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds under this Agreement, until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform through the term hereof. If under any circumstances Lender shall ever receive an amount deemed interest by applicable law, which would exceed the Maximum Amount, such amount that would be excessive interest under applicable usury laws or laws of similar import shall be applied by Lender in payment of the Loan Amount until such time as the interest rate decreases below the Maximum Amount.

SECTION 7.13 Recourse. All borrowings hereunder are fully recourse to Borrower and all assets of Borrower.

SECTION 7.14 Gaming Laws. Borrower and Lender acknowledge that Borrower is an applicant for certain licenses, permits, approvals and authorizations with the gaming authorities of the State of Nevada (the “Gaming Authorities”) and Borrower is subject to the regulatory jurisdiction of such Gaming Authorities. Lender acknowledges and agrees that it shall cooperate with the Gaming Authorities in connection with the administration of their regulatory jurisdiction over Borrower, including by providing such documents and other information as may be requested by the Gaming Authorities relating to Lender or the Loan. At such time as Borrower is licensed by the Gaming Authorities, this Agreement shall be subject to the Laws and Regulations of the State of Nevada relating to the ownership, operation and conduct of gaming (the “Gaming Laws”) and all rights, remedies and powers provided in the Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Lender’s Address	DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

Deutsche Bank AG Cayman Islands Branch
60 Wall Street
New York, New York 10005
Attn. Margoth Pilla	By:	/s/ James Griffith
Tel. (212)250-4653		Title: Managing Director

	By:	/s/ Stuart Clarke
Title: Managing Director

NEVADA PROPERTY 1 LLC, a Delaware limited liability company
Borrower’s Address:
Nevada Property 1 LLC c/o The Cosmopolitan of Las Vegas,
4285 Polaris Avenue	By:	/s/ Jeffrey Burge
Las Vegas, Nevada 89103		Title: Chief Financial Officer
Tel. (702) 215-5501
	By:	/s/ John Unwin
Title: Chief Executive Officer

EXHIBIT A

PROMISSORY NOTE

$1,638,000,000	New York, New York
May 6, 2010

FOR VALUE RECEIVED, the undersigned, NEVADA PROPERTY 1 LLC, a Delaware limited liability company, having an address at c/o The Cosmopolitan of Las Vegas, 4285 Polaris Avenue, Las Vegas, Nevada 89103 (“Borrower”), hereby promises to pay to the order of DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, having an office at 60 Wall Street, New York, New York 10005 as Lender (“Holder”), its successors and assigns, on or before the Maturity Date, the principal sum of One Billion Six Hundred Thirty Eight Million Dollars ($1,638,000,000.00), in lawful money of the United States of America together with interest therein to be computed and paid as specified in the Credit Agreement (as defined below).

Except as otherwise defined or limited herein, capitalized terms used herein shall have the meanings ascribed to them in that certain Credit Agreement, dated as of the date hereof, by and between Borrower and Holder (as the same may be amended, modified, supplemented or restated from time to time, the “Credit Agreement”).

The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the failure of Borrower to pay when due interest on this promissory note (this “Note”) or any other amount due under the Credit Agreement or any other Loan Documents, or the happening of certain other stated events and also for optional prepayments on account of principal hereof prior to the Maturity Date on the terms and conditions therein specified and all terms and provisions of the Credit Agreement are hereby made a part of this Note to the same extent and with the same force as if they were set forth fully herein.

Borrower hereby agrees that, if an Event of Default shall have occurred and is continuing, Borrower shall pay interest at the Default Rate on the outstanding amount of the Loan and accrued but unpaid interest thereon, upon demand from time to time, to the extent permitted by applicable law.

All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in Section 7.1 of the Credit Agreement directed to the parties at their respective addresses as provided therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS NOTE.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE HOLDER ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

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TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AND HOLDER (BY ITS ACCEPTANCE HEREOF), HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS NOTE, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES HERETO AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE BORROWER AND THE HOLDER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

In the event that Holder retains counsel to collect all or any part of the Debt, Borrower agrees to pay the out-of-pocket costs of collection incurred by Holder, including reasonable attorneys’ fees.

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Holder, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

Whenever used, the singular number shall include the plural, the plural the singular, and the words “Holder” and “Borrower” shall include their respective successors, assigns, heirs, executors and administrators as permitted by the Loan Documents.

Any provision of this Note, which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each such invalid or unenforceable provision will be ineffective only to the extent of such invalidity or unenforceability, and this Note otherwise construed to the greatest extent possible to accomplish fairly the purposes and intentions of the parties hereto.

(BALANCE OF PAGE LEFT INTENTIONALLY BLANK)

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed on the day and year first above written.

BORROWER:

NEVADA PROPERTY 1 LLC, a Delaware limited liability company

By:	/s/ Jeffrey Burge
Title: Chief Financial Officer

By:	/s/ John Unwin
Title: Chief Executive Officer

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